EXHIBIT 99.1

Manatron Announces Fiscal 2006 First Quarter
Financial Results

•	Company Successfully Completed Launch of its First Full GRM Installation
•	Company Awarded One of the Most Significant Tax Contracts in its History
•	Stock Buyback Program Increased to $1 Million for Next 12 Months
•	Revenues Increased 8.1% for the Quarter Ended July 31, 2005

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - September 13, 2005-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the newly introduced Government Revenue Management™ (GRM™) software, today announced its financial results for the first quarter of fiscal 2006, which ended July 31, 2005. The Company reported an 8.1 percent increase in revenues; however, it reported a net loss of $738,000 or $0.17 per diluted share for the first quarter compared to net income of $1.1 million or $0.25 per diluted share for the first quarter in the prior fiscal year.

"We obviously would have preferred to begin the new fiscal year on a more positive financial note," commented Paul R. Sylvester, President and Chief Executive Officer. "However, this single quarter will not cause us to lose sight of our vision to be the leading provider of innovative, integrated property systems and services for local governments in North America. Notwithstanding the loss from operations, Manatron continues to make significant progress in positioning itself to achieve that vision. Most importantly, we completed the launch of our first full GRM software installation in Gwinnett County, Georgia during the first quarter of fiscal 2006."

Manatron previously announced that it went live with the Assessment Administration, Personal Property, ProVal and Records components of its new GRM product in Gwinnett County during the second quarter of fiscal 2005 as part of the initial phase delivery of that project. During the first quarter of fiscal 2006, Gwinnett County went live on the Tax Billing, Accounts Receivable, Tax Accounting, Cashiering, Delinquents and Levy Management modules, completing the product suite.

"The GRM suite of software applications is a feature-rich, fully-integrated enterprise-level solution that will enable Gwinnett and other Manatron clients to not only replace their legacy systems, but to realize significant efficiencies and cost savings, provide more and modern services to their constituents, and in most cases, to collect additional tax revenues, which will give them an immediate return on their investment," Mr. Sylvester continued. "The completion of this new, next generation national product is a key pillar in the Company's growth strategy. It will provide a competitive edge in the market as few, if any other companies currently have a similar

Manatron Announces Fiscal 2006 First Quarter Financial Results; Page 2

product suite. Historically, the Company has had unique Tax products for each individual state. This required separate sales, marketing, development, and support initiatives. Having a common platform will enable Manatron to realize significant cost savings and economies of scale as it continues to market and implement GRM in Georgia and other states."

"The Gwinnett County implementation is also significant in that they are one of the fastest growing counties in the United States and are one of the early adopters of this new technology," Mr. Sylvester continued. "Gwinnett is using the GRM system to account for approximately $72 billion of property market value, $29 billion of assessed value and 25,000 property sales per year. They just finished calculating, printing and mailing 238,000 real property and 22,000 personal property bills generating $679 million of property tax revenues, which was $47 million more than the prior year."

Building momentum off of Gwinnett and GRM, Manatron was awarded a major contract with the Minnesota Counties Computer Cooperative (MCCC) for GRM Tax on June 30, 2005. MCCC is a joint powers organization providing services and software in an effort to reduce the cost of data processing for Minnesota counties, through cooperatively working under a single contract. Currently 49 of Minnesota's 87 counties are members of the MCCC Tax User Group. Manatron is currently in final contract negotiations with MCCC and anticipates a signed agreement in the near term, which will be one of the most significant tax contracts in the history of the Company.

"I believe we are stronger competitively than ever before," Sylvester commented. "We still have a lot of work to do and have raised the bar for our customers, employees and products. We believe our strategy is solid and gaining traction. As a result, we will stay the course. It is perhaps remarkable that at a time of substantial investment in our future markets, we were able, with help from two divestitures, to be profitable every quarter for more than four years. This transition and associated investment is ongoing. Unfortunately, we face long and complex sales cycles; however, the response in the marketplace has been very favorable. Our sales pipeline for new software is higher than it has ever been, particularly in our new and growth markets. We chose to slow down sales efforts in our core markets for strategic reasons. These factors have led to a reduced backlog. Our backlog of software and related service contracts, which is a primary source of revenue, has decreased to $13.4 million as of July 31, 2005 compared to $15.1 million a year ago. In addition, our backlog of appraisal service revenues has decreased to $6.7 million at July 31, 2005 versus $11.2 million at July 31, 2004. We are working diligently and expect to reverse these trends in the coming quarters."

Financial Results

For the first quarter, net revenues increased 8.1 percent to $9.4 million from $8.7 million for the first quarter in the prior fiscal year. The increase in revenues is due primarily to the ongoing recognition of software licenses and related professional service revenues on several new Property Tax and CAMA accounts, including Davidson County in Nashville, Tennessee; the Duval County Tax Collector's Office in Jacksonville, Florida; the Arizona Department of Revenue; the City of Virginia Beach, Gwinnett County, Georgia and Baltimore, Maryland. The Company reported a net loss of $738,000 or $0.17 per diluted share for the first quarter compared to net income of $1.1 million or $0.25 per diluted share for the first quarter in the prior fiscal year.

Gross profit for the first quarter was $2.7 million, a decrease of 20.2 percent from the $3.4 million reported for the same period one year ago, as cost of revenues were impacted by expenses related to the Company's ongoing implementation in Baltimore. Selling, general and

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administrative expenses increased 1.2 percent to $4.0 million for the first quarter compared to $3.9 million for the same period last year

"While sales for our single-platform GRM business model have continued to increase, our company has been challenged by a few one-off projects which have experienced longer implementation cycles and have required substantially higher expenses than previously forecasted," Mr. Sylvester commented. "These delays have clearly impacted our financial results as we have experienced significantly higher cost of revenues due to the increased use of subcontractors and projects not meeting initial timelines. The reality is these challenges reinforce the need to transition toward our GRM platform, where our software solution will be able to cross state borders, require a significantly smaller support infrastructure and feature shorter implementation timeframes. We are disappointed with our results for the quarter, but are confident that our decision to focus on our new GRM product suite is valid and addresses many of the problems we face in our legacy business. In the coming quarters, we will complete these one-off, legacy projects and look to close more GRM sales based on our new, streamlined platform. This transition will serve as the primary driver to a return to profitability and set the stage for our next growth phase."

"We believe we have realized all of the expected losses related to the Baltimore project during the first quarter, and having recognized the associated expenses, there should be less of an impact to our future results. We are focused on increasing our efforts to expand our GRM base of customers to build off of our initial successes. These changes are underway and in the short term these added expenses will hamper profitability; however, as we improve sales execution on our GRM suite we will see revenues continue to increase and margins expand. By this time next year, we expect to have GRM live in at least four states, representing a significant achievement for Manatron. The ability to sell the same solution to both Gwinnett County and the MCCC is indicative of the overall efficiency of our GRM strategy and we are finding that the functionality and value proposition of the software is resonating well in the market. As the revenue mix continues to shift toward GRM, we expect to see improved margins and operating income."

The Company finished the quarter with $6.2 million in cash, a current ratio of 2.1 to 1 and no bank debt. Shareholders' equity was $23.2 million compared to $23.6 million as of April 30, 2005.

Stock Buyback Authorization Increased

Management also announced today plans to increase the Company's stock buyback program from $500,000 to $1 million over the next 12 months. This amount represents approximately 2.3 percent of the current market value of the Company's 4.5 million shares that are outstanding. Any purchases of shares will be made through a systematic program of open market purchases subject to availability, regulatory and other constraints, and general economic conditions.

Management will discuss the results in a conference call, scheduled at 4:15 p.m. eastern time, on Tuesday, September 13, 2005. Anyone interested in participating should call 800-322-0079 if calling within the United States or 973-409-9258 if calling internationally. There will be a playback available until September 19, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 6434552 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until October 12, 2005 on either site.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments.

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Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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MANATRON, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended July 31,
	2005	2004
NET REVENUES	$9,373,152	$8,668,769

COST OF REVENUES	6,656,237	5,263,922

Gross profit	2,716,915	3,404,847

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,983,752	3,936,379

Loss from operations	(1,266,837)	(531,532)

GAIN ON SALE (SEE NOTE 4)	--	2,237,157

OTHER INCOME, NET	75,958	72,358

Income (loss) before provision (credit) for income taxes	(1,190,879)	1,777,983

PROVISION (CREDIT) FOR INCOME TAXES	(453,000)	667,000

NET INCOME (LOSS)	$(737,879)	$1,110,983

BASIC EARNINGS (LOSS) PER SHARE	$(.17)	$.27

DILUTED EARNINGS (LOSS) PER SHARE	$(.17)	$.25

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	4,259,361	4,091,196

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	4,259,361	4,420,133

Manatron Announces Fiscal 2006 First Quarter Financial Results; Page 6

BALANCE SHEET HIGHLIGHTS

	July 31, 2005	April 30, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$6,246,186	$8,444,195
Other current assets	17,112,748	17,138,525
Total current assets	23,358,934	25,582,720
Net property and equipment	2,875,796	2,882,004
Other assets:	9,269,479	9,336,476
Total assets	$35,504,209	$37,801,200
Total current liabilities	10,976,196	12,814,969
Deferred income taxes	538,000	538,000
Long-term portion of note payable	815,252	807,686
Shareholders' equity:	23,174,761	23,640,545
Total liabilities and shareholders' equity	$35,504,209	$37,801,200
Outstanding Shares	4,516,827	4,478,787